Exhibit 99.1

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD

AMELIA, OHIO 45102-2607

(513) 943-7100

MAILING ADDRESS

P.O BOX 1256

CINCINNATI, OHIO 45201

For Immediate Release	February 21, 2008

Contact:

W. Todd Gray, Executive Vice President and CFO

(513) 943-7100

The Midland Company Reports

Fourth-Quarter and Record Full-Year Results

• Fourth-Quarter Net Income of 69 Cents Per Share

• Solid Underwriting Results Drive Record Full-Year Earnings of $4.30 Per Share

• Double-Digit Property and Casualty Premium Growth

• Book Value Increases 11.9 Percent to Record $33.45 Per Share

Cincinnati, OH, February 21, 2008 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today reported fourth quarter 2007 net income of $13.8 million, or 69 cents per share, which includes six cents in realized capital gains. The fourth quarter results also include 33 cents of merger related expenses. This compares to $21.1 million, or $1.07 per share, which included ten cents in realized capital gains, in the fourth quarter of 2006. All per share amounts are presented on an after-tax, diluted basis.

John W. Hayden, Midland president and chief executive officer, said, “We are pleased to announce another year of achieving record profits while growing our top line at a double-digit pace. This marks the fourth consecutive year The Midland Company has delivered record full year earnings results, further demonstrating our sound business fundamentals.

“We are also gratified by our fourth quarter results which were driven by solid non-catastrophe underwriting. In addition to certain merger related expenses, our fourth quarter results were impacted by higher than normal catastrophe losses, primarily relating to the brush fires in California,” Hayden commented. Catastrophe related losses for the fourth quarter were 38 cents per share, compared to 21 cents per share a year ago.

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, specializes in providing insurance products and services for specialty markets such as manufactured housing, site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, excess and surplus lines coverages and credit life and a variety of related financial institution credit insurance products. American Modern’s products and services are offered through diverse distribution channels.

Fourth-Quarter Property and Casualty Premiums Grow 22.6 Percent

American Modern’s total property and casualty gross written premiums grew 22.6 percent to $225.2 million in the fourth quarter, compared to $183.6 million in the prior year. “Strong growth from our mortgage fire, site-built dwelling and collateral protection products continue to drive our growth results. We continue to be pleased by the growth of our manufactured housing premiums, which were up 6.3 percent for the quarter to $83.3 million, compared to $78.3 million in the fourth quarter of last year.

Midland Company Reports Fourth-Quarter and Record Full-Year Results

February 21, 2008

“The growth of our manufactured housing premiums is indicative of the outstanding results our marketplace brand awareness and policyholder retention efforts have delivered. Those efforts, in conjunction with our ability to deliver easy to use technology to our distribution partners are the cornerstone of our organic growth strategies,” Hayden said.

Property and Casualty Combined Ratio Solid at 95.3 Percent

American Modern’s property and casualty combined ratio was 95.3 percent for the quarter, compared to 91.0 percent in last year’s fourth quarter. Excluding catastrophe losses, American Modern’s combined ratio for the quarter was a solid 89.2 percent, slightly higher than the exceptional 87.4 percent recorded a year ago.

“We are pleased with the strong underwriting profits we were able to deliver during the fourth quarter, given higher than normal catastrophe losses. Our mortgage fire and excess and surplus lines products posted combined ratios below 90 percent for the quarter. The manufactured housing combined ratio for the fourth quarter was 95.1 percent, compared to 95.0 percent last year.

“Our consistent results continue to provide evidence of American Modern’s commitment to disciplined underwriting, intelligent product design and pricing and sound claims management,” Hayden commented.

Record Full-Year Results

Net income for the full year was a record $86.2 million, or $4.30 per share, including 47 cents in net realized capital gains. That compares with the previous record of net income of $70.7 million, or $3.60 per share, including 29 cents in net realized capital gains set in 2006.

American Modern’s combined ratio was 93.0 percent for the full year of 2007, compared to 93.8 percent in 2006. Excluding the impact of catastrophe losses, American Modern’s combined ratio was 89.9 percent for the full year 2007, compared to 88.5 percent last year.

American Modern’s property and casualty direct and assumed written premiums grew 16.1 percent to $906.3 million for the full year 2007, compared to $780.8 in 2006. Manufactured housing written premiums grew 4.2 percent to $352.0 million from $337.8 million reported in 2006.

Investment Portfolio

Net pre-tax investment income (excluding capital gains/losses) was $12.3 million for the fourth quarter, up 9.8 percent from $11.2 million in the fourth quarter of 2006. For the full year, net pre-tax investment income was $47.4 million, up 12.3 percent from $42.2 million in 2006. The market value of Midland’s investment portfolio was $1.1 billion at December 31, 2007, compared with $1.0 billion at year-end 2006. The annualized pre-tax equivalent yield, on a cost basis, of the fixed income portfolio was six percent in 2007 compared with 5.9 percent in 2006. The company’s fixed income portfolio has an average credit quality rating of ‘AA.’

Record Profit Leads to Record Book Value Per Share

Midland’s shareholders’ equity increased to $649.9 million, resulting in a record book value per share of $33.45 at December 31, 2007, up 11.9 percent from $29.90 per share last year. The company’s book value per share has grown at a compounded annual rate of 12.2 percent over the last 10 years.

M/G Transport Group Posts Strong Year

M/G Transport, Midland’s niche river transportation subsidiary, contributed an after-tax profit of 69 cents per share for the full-year 2007, compared with 26 cents per share reported in 2006. Due to the pending sale of the transportation business, these results have been classified as discontinued operations.

Midland Company Reports Fourth-Quarter and Record Full-Year Results

February 21, 2008

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq Global Select Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

Forward-Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2008 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Fourth Quarter and Full Year Results

February 21, 2008

THE MIDLAND COMPANY

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	Three-Months Ended December 31,			Twelve-Months Ended December 31,
	2007	2006	% Change	2007	2006	% Change
Revenues from Continuing Operations	$214,982	$196,018	9.7%	$834,445	$739,461	12.8%

Net Income From Continuing Operations	$9,652	$19,835		$72,393	$65,587

Gain From Discontinued Operations	$4,191	$1,275		$13,767	$5,108

Net Income	$13,843	$21,110		$86,160	$70,695

Net Income per Share (Diluted)	$0.69	$1.07		$4.30	$3.60

Dividends Declared per Share	$0.10000	$0.06125	63.3%	$0.40000	$0.24500	63.3%

Market Value per Share	$64.69	$41.95	54.2%	$64.69	$41.95	54.2%

Book Value per Share	$33.45	$29.90	11.9%	$33.45	$29.90	11.9%

Shares Outstanding	19,429	19,224		19,429	19,224

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$225,190	$183,623	22.6%	$906,342	$780,795	16.1%

Net Written Premium	$192,057	$156,028	23.1%	$782,199	$678,107	15.4%

Combined Ratio (GAAP)	95.3%	91.0%		93.0%	93.8%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	89.2%	87.4%		89.9%	88.5%

Note:

Amounts in thousands except per share data.

The Midland Company Reports Fourth Quarter and Full Year Results

February 21, 2008

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Premiums earned	$197,584	$178,638	$759,822	$675,864
Other insurance income	3,473	3,182	13,469	12,929
Net investment income	12,347	11,245	47,425	42,223
Net realized investment gains	1,578	2,953	13,729	8,445

Total	214,982	196,018	834,445	739,461

Costs and Expenses:
Losses and loss adjustment expenses	85,706	72,715	328,896	307,503
Commissions and other policy acquisition costs	66,187	55,385	248,882	209,719
Operating and administrative expenses	48,432	38,834	151,372	127,682
Interest expense	1,203	1,066	4,084	4,545

Total	201,528	168,000	733,234	649,449

Income Before Federal Income Tax	13,454	28,018	101,211	90,012
Provision for Federal Income Tax	3,802	8,183	28,818	24,425

Net Income From Continuing Operations	9,652	19,835	72,393	65,587

Discontinued Operations:
Gain from discontinued operations	6,456	1,935	21,209	7,842
Provision for federal income tax	2,265	660	7,442	2,734

Gain from discontinued operations	4,191	1,275	13,767	5,108

Net Income	$13,843	$21,110	$86,160	$70,695

Basic Earnings per Common Share:
Continuing operations	$0.50	$1.03	$3.74	$3.44
Discontinued operations	0.21	0.07	0.72	0.26

Total	$0.71	$1.10	$4.46	$3.70

Diluted Earnings per Common Share:
Continuing operations	$0.48	$1.01	$3.62	$3.34
Discontinued operations	0.21	0.06	0.68	0.26

Total	$0.69	$1.07	$4.30	$3.60

Dividends per Common Share	$0.10000	$0.06125	$0.40000	$0.24500

Note:

Dollar amounts in thousands except per share data.

Shares used for EPS calculations (000’s):

	Basic EPS	Diluted EPS
Twelve months ended December 31
2007	19,340	20,017
2006	19,081	19,658

Three months ended December 31
2007	19,401	20,156
2006	19,173	19,729

The Midland Company Reports Fourth Quarter and Full Year Results

February 21, 2008

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2007	December 31, 2006
ASSETS
Cash and Marketable Securities	$1,106,465	$1,036,427
Receivables - Net	280,172	269,656
Property, Plant and Equipment - Net	115,895	91,661
Deferred Insurance Policy Acquisition Costs	111,571	99,277
Other	37,074	36,997
Assets of Subsidiary Held For Sale	50,807	35,510

Total Assets	$1,701,984	$1,569,528

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$490,367	$445,324
Insurance Loss Reserves	230,230	221,639
Long-Term Debt	83,590	84,093
Short-Term Borrowings	8,270	17,937
Deferred Federal Income Tax	35,432	41,711
Other Payables and Accruals	181,975	164,434
Liabilities of Subsidiary Held For Sale	22,207	19,644
Shareholders’ Equity	649,913	574,746

Total Liabilities and Shareholders’ Equity	$1,701,984	$1,569,528

Note: Dollar amounts in thousands.